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                                                                       Exhibit 5

                             Ledyard H. DeWees, P.A.
                               270 N.W. 3rd Court
                         Boca Raton, Florida 33432-3720
                            Telephone: (561) 368-1427
                            Facsimile: (561) 395-8312

April 10, 2001

John D. Harris, President
1995 E. Oakland Park Boulevard
Suite 350
Oakland Park, FL  33306

         Re:  Legality of Registered Securities

Dear Mr. Harris:

         In connection with the filing by Greenhold Group, Inc. (Greenhold) of Form SB-2 to register for sale 1,000,000 shares of the common stock of the Company you have requested my legal opinion as to the legality of those securities, including such items as required by Item 601(b)(5) of Regulation S-B as promulgated by the United States Securities and Exchange Commission.

         For the purposes of this opinion, I have been furnished with all documentation and Exhibits as contained in the filing of Form SB-2. In addition, I have examined the stock certificates as issued by the transfer agent for Greenhold and I have verified the good standing status of Greenhold with the Department of State, State of Florida.

         For the further purposes of this opinion, I have assumed the authenticity of all documents reviewed and the truth of all representations set forth therein, the genuineness of all signatures and the conformity to original documents of all the copies submitted to me as conformed or photostatic copies.

         On the basis of the foregoing and in reliance thereon, I am of the opinion that the common stock of Greenhold, when sold under this offering, will be within the legally authorized limitation as contained in the Articles of Incorporation and will be issued under authorization of the Board of Directors, and will, therefore be legally issued. The certificates, as issued will be fully paid and non-assessable and will be equity securities.

         This opinion is rendered to you for the purposes as indicated herein in connection with the aforementioned transaction only.

    Respectfully submitted,

    LEDYARD H. DEWEES, P.A.



By: /s/ Ledyard H. Dewees
    ------------------------------
        Ledyard H. DeWees, Esquire

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